Exhibit  99.1
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                                              NEWS RELEASE FOR IMMEDIATE RELEASE
                                                   For More Information Contact:
                              Terry J. Logan, Ph.D., N-Viro International Corp.,
                                                  tlogan@nviro.com (614)487-9521
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           N-VIRO ANNOUNCES CHANGE IN ANNUAL STOCKHOLDERS MEETING DATE

Toledo, Ohio, August 5, 2003 - N-Viro International Corporation (OTC BB/NVIC.OB) announced that the 2003 Annual Stockholders Meeting will be held on November 13, 2003, as approved by the Board of Directors at a meeting on July 1, 2003. This is the second delay in the date of the annual meeting approved by the Board. The November 13, 2003 date is approximately 186 days later than the 2003 meeting date referenced in the Company's 2002 Notice of Annual Meeting and Proxy Statement dated April 5, 2002, and approximately 91 days later than August 14, 2003, the date announced on March 19, 2003. The reasons cited by the Board for delaying the annual meeting include the following: (1) the Company is planning on amending its 1998 Stock Option Plan, which expired in May of 2003, and additional time is necessary to finalize the form of the amendment prior to submitting it to shareholders for approval; (2) the Company's directors are planning an amendment to the Company's Certificate of Incorporation and By-Laws to change the number of directors on its Board, and, any actions approved by the Board with respect to amending the Company's Certificate of Incorporation would need to be approved by the shareholders at the annual meeting in order to be effective; and (3) the Company believes that by delaying the annual meeting it will realize cost savings through an enhanced ability to rely upon internal resources to prepare and administer the proxy documents and other public filings, as compared to solely relying on outside legal counsel to prepare such items.

As such, the Board of Directors advises that it has not extended the effective dates for shareholder proposals intended for inclusion in the Company's proxy materials for the 2003 Annual Meeting. Unless the Company had been given written notice by May 26, 2003 of a shareholder proposal to be presented at the 2003 Annual Meeting other than by means of inclusion in the Company's proxy materials for the meeting, persons named in the proxies solicited by the Board of Directors for the meeting may use their discretionary voting authority to vote against the proposal.

N-Viro International Corporation develops and licenses its technology to municipalities and private companies. N-Viro's patented processes use lime and/or mineral-rich, combustion byproducts to treat, pasteurize, immobilize and convert wastewater sludge and other bio-organic wastes into biomineral agricultural and soil-enrichment products with real market value. More information about N-Viro International can be obtained by contacting the office or on the Internet at www.nviro.com or by e-mail inquiry to info@nviro.com.
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The  Company  cautions  that  words  used  in  this  document such as "expects,"
"anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future. These forward-looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to be materially different from those described herein. For example, while the Company believes that trends in sludge treatment are moving in favor of the Company's technology, such trends may not continue or may never result in increased sales or profits to the Company because of the availability of competing processes.
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